Transgenomic Reports First Quarter 2014 Financial Results

Conference Call to Be Held at 5:00 PM Eastern Time Today

Omaha, Neb. (May 7, 2014) - Transgenomic, Inc. (OTC/BB: TBIO) today reported financial results for the first quarter ended March 31, 2014, and provided a business update.

First Quarter Financial Results

Net sales for the first quarter of 2014 were $6.3 million compared with $7.4 million for the same period in 2013. The year-to-year decline is mainly attributable to lower sales in the Laboratory Services segment, which reflected a higher than usual level of sales in the first quarter of 2013 that resulted from working down a backlog of Nuclear Mitome tests from the previous year. Net sales in our core Laboratory Services business, excluding Nuclear Mitome tests, posted a double digit percentage increase over year-ago levels.

Importantly, on a sequential quarter basis, Laboratory Services net sales increased by 30% in the first quarter of 2014 as compared to the fourth quarter of 2013. In the Genetic Assays and Platforms segment, first quarter 2014 net sales declined as compared to the same period in 2013, as a result of fewer instrument sales in Europe. These instruments are high priced purchases with a relatively long sales cycle, so quarterly fluctuations in sales levels are not unexpected.

Gross profit was $2.5 million or 40% of net sales, compared with gross profit of $3.3 million or 44% of net sales for the same period in 2013. Gross profit decreased approximately $0.8 million as a result of the lower test volumes, related to the Nuclear Mitomes, in our Laboratory Services segment and fewer instrument sales in the Genetic Assays and Platforms segment.

Operating expenses were $6.0 million during the first quarter of 2014, compared with $7.1 million in the prior year. The decrease in operating expenses was primarily due to a lower bad debt provision in the first quarter of 2014 as compared to the first quarter of 2013, and reductions in our Laboratory Services field sales force, as we adopted our new channel strategy that relies on partners, rather than our in-house sales team, to market products that have different customer call points than our core offerings.

In the first quarter of 2014, there was $50 thousand of non-cash income related to warrant revaluation compared to $400 thousand of non-cash income in 2013. The income for each period resulted from a lower value being assigned to the warrants as a result of, among other things, changes in the Company’s stock price during the respective quarters.

Income tax expense was $0.5 million for the first quarter of 2014 compared with $0.1 million for the first quarter of 2013. During the first quarter of 2014, the Company recorded income tax expense and a deferred income tax liability related to tax amortization of goodwill.

The net loss for the first quarter of 2014 was $4.2 million or $0.60 per share, compared with a net loss of $3.6 million or $0.54 per share for the first quarter of 2013.

Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the Company's results, was a loss of $2.7 million for the first quarter of 2014, compared to a $2.9 million loss for the same period in 2013. A reconciliation of Net Loss to Modified EBITDA is presented below.

Cash and cash equivalents were $1.7 million as of March 31, 2014, compared with $1.6 million as of December 31, 2013. As previously announced, during the first quarter of 2014 the Company completed a financing that raised $7 million from affiliates of Third Security, LLC, a leading life sciences investment firm. The net proceeds from this financing were used to pay down our revolving credit line, which can be redrawn by the Company, and for working capital and other general corporate purposes.

Paul Kinnon, President and Chief Executive Officer of Transgenomic, commented, “The first quarter included a number of developments that together are emblematic of our new strategic direction focused on leveraging our strengths in genomic technology, testing and tools to advance personalized medicine. Most important was the growth quarter over quarter in our core Laboratory services business, which provides sophisticated genetic testing and biomarker development services to individuals and institutions. This is where we see the best prospects for substantial, sustained, profitable growth in the near and mid-term, and this increase in sequential sales is an early but promising sign that our rebuilding efforts are on track.”

Mr. Kinnon added, “We are heading into the remainder of the year fortified with an infusion of new capital and with the heightened visibility that will be afforded by our return to the NASDAQ Capital Market. We are aware that our strategic transition is still at an early stage and that excellence in implementation will be key to our success. However, we are encouraged at the progress to date and excited about Transgenomic’s many growth opportunities, especially ICE COLD-PCRTM and its potential to improve patient outcomes.”

Recent Highlights

•	Transgenomic Announces Collaboration with Raptor Pharmaceuticals for Genetic Testing Services: After the close of the quarter, on April 4, 2014, Transgenomic announced an agreement with Raptor Pharmaceuticals to provide genetic testing services for Raptor’s clinical trial evaluating RP103 as a potential treatment for Leigh syndrome and other inherited mitochondrial disorders. This agreement is a good example of how Transgenomic is working with pharmaceutical companies to employ complementary genetic tests designed to improve clinical diagnoses and outcomes.
•	Dr. Michael A. Luther Joins Transgenomic’s Board of Directors: In March, 2014, Transgenomic announced that Michael A. Luther, Ph.D. had been appointed to its Board of Directors. Dr. Luther has had a distinguished career as a researcher, manager and senior executive at leading life sciences organizations, including major pharmaceutical companies and top tier research services firms. His combination of scientific expertise, practical business experience and effective leadership is expected to contribute significantly to the Company’s ongoing strategic transformation.
•	Transgenomic Announces $7 Million Convertible Preferred Stock Financing: In March, 2014, Transgenomic announced that it had entered into an agreement to sell 1,443,297 million Series B convertible preferred shares at a price of $4.85 per share to affiliates of Third Security, LLC, a leading life sciences investment firm founded by R.J. Kirk. The financing yielded gross proceeds of $7.0 million, which provides Transgenomic with capital to continue its strategic transformation into a leading personalized medicine company.
•	Transgenomic Announces Issuance of Key U.S. Patent for ICE COLD-PCR: In January, 2014, Transgenomic announced issuance of a new U.S. patent that extends the scope and longevity of its ICE COLD-PCR intellectual property portfolio. ICE COLD-PCR enables detection of mutant DNA at very high sensitivity, and is a key enabling technology for the practical implementation of targeted therapy and personalized medicine. ICE COLD-PCR makes possible the accurate use of DNA analyses based on “liquid biopsies” using blood or plasma instead of invasive and costly tumor tissue samples.
•	Transgenomic Effects a Reverse Stock Split and Receives Approval for Listing on The NASDAQ Capital Market: On January 28, 2014, Transgenomic effected a 1-for-12 reverse split of its issued and outstanding shares of common stock. Transgenomic also received approval for listing its common shares on The NASDAQ Capital Market. The uplisting, which becomes effective on May 9, 2014, is expected to provide greater visibility, access to capital, and increased share liquidity.
•	Horizon Discovery and Transgenomic Announce Collaboration for Validation Control and Development of Genetic Diagnostic Tests: In January, 2014, Transgenomic and Horizon Discovery announced that they had entered into a collaboration to develop improved genetic diagnostic tests incorporating state of the art controls. The collaboration will enable Transgenomic to transition from the use of plasmid-derived controls to Horizon’s Quantitative Molecular Reference Standards. It is expected to provide strategic opportunities that will significantly benefit Transgenomic’s biomarker identification business.

Conference Call

Transgenomic management will host a conference call to discuss first quarter 2014 financial results and answer questions beginning at 5:00 p.m. Eastern Time today. To access the call via telephone, please dial 866-952-1907 from the U.S. or Canada or 785-424-1826 for international participants and enter conference ID TRANS. The call also will be broadcast live over the Internet. To listen to the webcast, please log onto the Company's Investor Relations web page at http://www.transgenomic.com/investor-relations/quarterly-conference-calls and follow the instructions. An archived webcast of the call will be available for 90 days. A telephone replay will be available from 8:00 p.m. Eastern Time on May 7, 2014 through 11:59 p.m. Eastern Time on May 21, 2014 by dialing 800-839-3020 (domestic) or 402-220-7234 (international).

About Transgenomic

Transgenomic, Inc. is a global biotechnology company applying sophisticated diagnostic technologies and products, such as its revolutionary ICE COLD-PCRTM, to advance personalized medicine in cardiology, oncology, and inherited diseases. The company offers a portfolio of unique genetic tests through its Patient Testing services business, provides specialized genomic clinical and research services to biopharmaceutical companies developing targeted therapies, and sells equipment, reagents and other consumables for applications in molecular testing and cytogenetics. Transgenomic’s diagnostic technologies and products are designed to improve medical diagnoses and patient outcomes in measureable ways.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Investor Contact	Media Contact	Company Contact
Susan Kim	Barbara Lindheim	Investor Relations
Argot Partners	BLL Partners	Transgenomic, Inc.
212-600-1902	212-584-2276	402-452-5416
susan@argotpartners.com	blindheim@bllbiopartners.com	investorrelations@transgenomic.com

TRANSGENOMIC, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended
	March 31,
	2014	2013
NET SALES:
Laboratory Services	$3,688	$4,427
Genetic Assays and Platforms	2,563	2,947
	6,251	7,374
COST OF GOODS SOLD (1)	3,757	4,119
GROSS PROFIT	2,494	3,255
OPERATING EXPENSES:
Selling, general and administrative (1)	5,288	6,311
Research and development	745	764
	6,033	7,075
LOSS FROM OPERATIONS	(3,539)	(3,820)
OTHER INCOME (EXPENSE):
Interest expense, net	(182)	(153)
Change in fair value of warrants	50	400
Other, net	—	53
	(132)	300
LOSS BEFORE INCOME TAXES	(3,671)	(3,520)
INCOME TAX EXPENSE (BENEFIT)	505	66
NET INCOME (LOSS)	$(4,176)	$(3,586)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(230)	(181)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(4,406)	$(3,767)
BASIC AND DILUTED LOSS PER COMMON SHARE (2)	$(0.60)	$(0.54)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING (2)s	7,353,695	7,000,292

(1) Certain prior period amounts have been reclassified to conform to current period presentation.

(2) Net loss per share and the number of shares used in the per share calculations for all periods presented reflect the one-for-twelve reverse stock split which took effect on January 27, 2014.

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended March 31,
	2014	2013
NET LOSS	$(4,176)	$(3,586)

INTEREST EXPENSE	182	153

INCOME TAX EXPENSE	505	66

DEPRECIATION AND AMORTIZATION	493	744

CHANGE IN FAIR VALUE OF WARRANTS	(50)	(400)

STOCK OPTION EXPENSE	331	164

MODIFIED EBITDA	$(2,715)	$(2,859)

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(unaudited)
	March 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,743	$1,626
Accounts receivable, net	6,191	5,314
Inventories, net	4,053	3,957
Other current assets	693	938
Total current assets	12,680	11,835
PROPERTY AND EQUIPMENT, NET	1,909	2,003
OTHER ASSETS:
Goodwill	6,918	6,918
Intangibles, net	8,899	9,195
Other assets	311	327
	$30,717	$30,278
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$8,046	$8,625
OTHER LIABILITIES:
Long term debt, less current maturities	3,758	6,318
Common stock warrant liability	550	600
Accrued preferred stock dividend	2,216	1,986
Other long-term liabilities	1,855	1,303
Total liabilities	16,425	18,832

STOCKHOLDERS’ EQUITY	14,292	11,446
	$30,717	$30,278